Sub-Item 770:  Transactions Effected Pursuant to
Rule 10f-3

Name of Fund:  City National Rochdale California Tax
Exempt Bond Fund
Name of Underwriter or Dealer Purchased From:
William Blair
Names of Underwriting Syndicate Members:  Bank of
America Merrill Lynch; Morgan Stanley & Co. LLC;
Fidelity Capital Markets; Academy Securities; Alamo
Capital; Blaylock Beal Van; LLC, Citigroup Global
Markets; Drexel Hamilton, LLC; Goldman Sachs & Co;
J.P. Morgan Securities LLC; Jeffries LLC, Ramirez &
Co., Inc.; RBC Capital Markets; RH Investment Co.;
Siebert Brandford Shank & Co.; Stifel, Nicolaus &
Company, Inc.; U.S. Bancorp Investment Inc.; Wells
Fargo Securities; William Blair & Company, L.L.C;
BOSC, Inc.; FTN Financial Capital Markets;
HilltopSecurities; Hutchinson; Shockey, Erley & Co.;
KeyBanc Capital Markets; Loop Capital Markets;
Mesirow Financial Inc.; Raymond James & Associates,
Inc.; Rice Financial Products Company; Stern
Brothers & Co.; Bank N.A. Municipal Products Group
Name of Issuer:  State of California
Security Description:	State of California
Trade Date:  3/10/2016
Dollar Amount Purchased:	(a) $1,119,650
Number of Shares or Par Value of Bonds Purchased:
(a) 1,000,000
Price Per Unit:  (a) $111.965
Aggregate Value of Securities Offered:
$2,951,120,000.00
Resolution Approved:  Approved at the May 12, 2016
Board Meeting